Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dunkin’ Brands Group, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-176246, 333-187615, 333-204454, and 333-204456 on Form S-8 of Dunkin’ Brands Group, Inc. of our report dated February 26, 2018, with respect to the consolidated balance sheets of Dunkin’ Brands Group, Inc. and subsidiaries as of December 30, 2017 and December 31, 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 30, 2017, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 30, 2017, which report appears in the December 30, 2017 annual report on Form 10-K of Dunkin’ Brands Group, Inc.

/s/ KPMG LLP

Boston, Massachusetts
February 26, 2018